Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

March 10, 2026

Beeline Holdings, Inc.

188 Valley Street, Suite 225

Providence, RI 02909

Attention: Mr. Nicholas R. Liuzza, Jr., Chief Executive Officer

Dear Mr. Liuzza:

We have acted as counsel to Beeline Holdings, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) of a Prospectus Supplement dated March 10, 2026 pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”) under the Company’s effective Registration Statement on Form S-3 (File No. 333-284723), as amended (the “Registration Statement”), relating to the offer and sale by the Company of shares of the Company’s common stock at an aggregate gross sales price of up to $15,000,000 (the “Shares”), pursuant to the terms of the At The Market Offering Agreement dated as of April 30, 2025 (the “Agreement”) by and between the Company and Ladenburg Thalmann & Co., Inc., as sales agent.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, (i) the Registration Statement and the Prospectus included within the Registration Statement; (ii) the Prospectus Supplement dated March 10, 2026; (iii) the Prospectus Supplement, (iv) the Agreement, (v) the form of Common Stock Certificate of the Company; (vi) the Company’s Articles of Incorporation; (vii) the Company’s Bylaws, as amended; (viii) certain resolutions of the Board of Directors of the Company; and (ix) such laws and regulations as we have deemed necessary for the purposes of rendering this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for as set forth in the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to Chapter 78 of the Nevada Revised Statutes as currently in effect, and we express no opinion as to the applicability or effect of any other laws of the State of Nevada or the laws of any other jurisdiction.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the use of this letter as an exhibit to the Company’s Form 8-K filed on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.